EXHIBIT 99.1

SofTech Announces Q4 and FY 2014 Operating Results

LOWELL, Mass. – October 7, 2014 – SofTech, Inc. (OTC: SOFT), a proven provider of Product Lifecycle Management (PLM) solutions today filed its Form 10-K with the Securities and Exchange Commission and announced its fourth quarter and full year operating results. In addition, the Company announced that since the end of the fiscal year it had completed an $800,000 private placement and a $750,000 long term debt agreement. Lastly, the Company provided estimated guidance for fiscal 2015 operating results.

Fiscal Year 2014 Results. For fiscal year 2014, the Company generated revenue of approximately $5 million, incurred a net loss of approximately $(748,000) or $(0.85) per share and generated EBITDA of approximately $3.1 million. In the prior fiscal year, the Company generated revenue of approximately $6.4 million, net income of approximately $360,000 or $0.35 per share and generated EBITDA of approximately $1.1 million. The financial results of prior fiscal periods are less meaningful for comparison purposes due to the Company’s sale of its CADRA product line during fiscal year 2014.

Fiscal year 2014 represented the thirteenth consecutive fiscal year in which the Company generated positive EBITDA as depicted in the following table (in thousands):

Fiscal Year	Net Income Loss	Depreciation & Amortization	Goodwill (A)		Interest and Tax Expense	EBITDA

2002	$(2,680)	$2,927	$	−	$1,288	$1,535
2003	(1,852)	2,323		−	1,140	1,611
2004	(1,853)	2,585		−	1,015	1,747
2005	(1,425)	2,533		−	903	2,011
2006	(1,333)	1,936		−	1,217	1,820
2007	(1,222)	1,469		−	1,460	1,707
2008	(306)	1,430		−	1,302	2,426
2009	1,321	532		−	776	2,629
2010	673	176		−	605	1,454
2011	(222)	595		355	538	1,266
2012	444	156		−	323	923
2013	360	341		−	357	1,058
2014	(748)	284		3,305	253	3,094

(A) Goodwill expensed upon the sale of the AMT and the CADRA product lines in 2011 and 2014, respectively.

Fourth Quarter Results. For the fourth quarter of fiscal year 2014 the Company generated revenue of approximately $878,000, incurred a net loss of approximately $(163,000) or $(0.19) per share and generated EBITDA of approximately $59,000. For the fourth quarter of the prior fiscal year, the Company generated revenue of approximately $1.6 million, incurred a net loss of approximately $(51,000) or $(0.05) per share and generated EBITDA of approximately $284,000. Again, the comparisons between quarters are complicated by the fact that the Company sold its CADRA product line half way through fiscal year 2014.

In the fourth quarter, the Company changed its accounting policy with regard to the deferred payments of up to about $1 million due to the Company from the sale of the CADRA product line in October 2013. For the first two quarters after the sale of the CADRA product line, the Company recorded these deferred payments under gain contingency accounting. During the fourth quarter the Company changed to fair value accounting as detailed in the financial statements because management believed fair value accounting more accurately reflected the true economic value that resulted from the sale of that product line. Fair value accounting increased the gain on the sale of the CADRA product line by $452,000 as compared to gain contingency accounting thereby reducing the loss per share by $0.52.

Capital Transactions Subsequent to Fiscal Year End. As detailed in our financial statements, subsequent to the end of the fiscal year, the Company entered into a number of capital transactions that had the net result of improving our liquidity, significantly reducing our financial risk and enhancing shareholder value. These subsequent transactions are summarized as follows:

•

Repurchased all of Greenleaf Capital’s remaining common shares which totaled 101,411 at $.37 per share or $37,522. The shares held by Greenleaf Capital were unregistered and restricted as to sale;

•

Repurchased the 50,000 shares of common stock that had been sold to five accredited investors in 2012 and 2013 at $5.00 per share at their put price of $5.50 per share or $275,000;

•

Issued 160,000 shares of common stock at $5.00 per share raising a total of $800,000 from four accredited investors. These investors have the right to require the Company to repurchase those shares at $7.00 during specified periods in fiscal year 2017;

•

Entered into a $750,000 loan agreement with an interest rate of 9.5%, a 32% reduction in borrowing costs as compared to our current loan agreement with a 14% interest rate. Principal payments on the new loan agreement are made solely from the deferred payments over the next three years of up to more than $1 million due from the buyer of the CADRA product line; and

•

Entered into a six-month term loan of $300,000 with an interest rate of 9.5%. The Company issued the lender 5,000 stock options with an exercise price of $1.00 per share in connection with this facility.

The capital generated from the new shares sold at $5.00 per share and the new borrowing arrangements with lower carrying costs and no operating covenants will be utilized to pay off the Company’s existing loan agreement that is due on or before January 1, 2015 and to provide increased working capital.

Fiscal Year 2015 Outlook and Certain Estimated Results for the Completed First Fiscal Quarter. Our operating budget for fiscal 2015 is for revenue of approximately $5 million, a break-even bottom line operating result with EBITDA of about $400,000. For the first fiscal quarter ended August 31, 2014, we estimate operating results of about $900,000 in revenue, a net loss of about $(600,000) and EBITDA of about ($400,000). The first quarter’s performance was weaker than expected although the pipeline of near term business is stronger than at any time in the last several years. We expect our balance sheet to improve by the end of the fiscal year with increased cash and reduced debt as compared to fiscal year end 2014.

“The current management team took control of the business in March 2011 after the Company had defaulted on its $10 million loan and the lender was in the final stages of foreclosure,” said Joe Mullaney, SofTech’s CEO. “Since then we have been carefully but steadily improving the Company’s financial position while attempting to identify market opportunities that leverage the skillset of our software engineers. The financing activities completed after the end of the fiscal year will give us the capital and the time required to continue these activities aimed at increasing shareholder value.”

Mullaney added: “The capital raising activities subsequent to fiscal year end, the accounting related to the sale of the CADRA product line and a delay in the commencement of the year end audit all contributed to the delinquent filing of our Form 10-K. We expect to request a five day extension for filing our first quarter 10-Q but to file within that normal extension time period. Q1 performance was disappointing although it is normally our slowest period of the fiscal year. The pipeline looks robust, our maintenance renewal rate has remained very strong and we anticipate launching a new product in fiscal 2015 for the consumer market.”

The estimated financial results contained in this announcement for the Company’s first fiscal quarter ended August 31, 2014 are preliminary, and are subject to the closing of its financial books and the completion of the customary quarter-end review procedures.

FINANCIAL STATEMENTS

The Statements of Operations for the three and twelve month periods ended May 31, 2014 compared to the same periods in the prior fiscal year are presented below. A reconciliation of Net income (loss) to EBITDA, a non-GAAP financial measure, is also provided.

Statements of Operations

(in thousands, except % and per share data)

	For the three months ended
	May 31,	May 31,	Change
	2014	2013	$	%
Product revenue	$95	$347	$(252)	(72.6)%
Service revenue	783	1,211	(428)	(35.3)%
Total revenue	878	1,558	(680)	(43.6)%

Cost of sales	369	363	6	1.7%
Gross margin	509	1,195	(686)	(57.4)%
Gross margin %	1	1

R&D	256	288	(32)	(11.1)%
SG&A	882	795	87	10.9%
Gain on sale of CADRA product line	(494)	−	(494)	−

Operating income	(135)	112	(247)	(220.5)%
Interest expense	48	144	(96)	(66.7)%
Other (income) expense	(22)	4	(26)	(650.0)%
Income(loss) from operations before income taxes	(161)	(36)	(125)	347.2%
Provision for income taxes	2	15	(13)	(86.7)%
Net income(loss)	(163)	(51)	(112)	219.6%

Weighted average shares outstanding	875	1,045	(170)	(16.3)%
Basic and diluted net income per share:	$(0.19)	$(0.05)	$(0.14)	2.82

Reconciliation of Net income to EBITDA:

Net income(loss)	$(163)	$(51)	$(112)	219.6%
Plus interest expense	48	144	(96)	(66.7)%
Plus tax expense	2	15	(13)	(86.7)%
Plus non-cash expenses	128	176	(48)	(27.3)%
Plus non-cash goodwill expense related to CADRA product line	44	−	44	−
EBITDA	$59	$284	$(225)	(79.2)%

Statements of Operations

(in thousands, except % and per share data)

	For the fiscal years ended
	May 31,	May 31,	Change
	2014	2013	$	%
Product revenue	$1,138	$1,284	$(146)	(11.4)%
Service revenue	3,861	4,784	(923)	(19.3)%
Royalties on sale of patents	10	290	(280)	−
Total revenue	5,009	6,358	(1,349)	(21.2)%

Cost of sales	1,567	1,375	192	14.0%
Gross margin	3,442	4,983	(1,541)	(0.8)%
Gross margin %	68.7%	78.4%

R&D	1,171	1,087	84	7.7%
SG&A	3,465	3,186	279	8.8%
Gain on sale of CADRA product line	(649)	−	(649)	−

Operating income	(545)	710	(1,255)	(176.8)%
Interest expense	251	342	(91)	(26.6)%
Other (income) expense	(50)	(7)	(43)	614.3%
Income(loss) from operations before income taxes	(746)	375	(1,121)	(298.9)%
Provision for income taxes	2	15	(13)	(86.7)%
Net income(loss)	(748)	360	(1,108)	(307.8)%

Weighted average shares outstanding	877	1,019	(142)	(13.9)%
Basic and diluted net income per share:	$(0.85)	$0.35	$(1.21)	(341.4)%

Reconciliation of Net income to EBITDA:

Net income	$(748)	$360	$(1,108)	(307.8)%
Plus interest expense	251	342	(91)	(26.6)%
Plus tax expense	2	15	(13)	(86.7)%
Plus non-cash expenses, net	284	341	(57)	(16.7)%
Plus non-cash goodwill expense related to CADRA product line	3,305	−	3,305	−
EBITDA	$3,094	$1,058	$2,036	192.4%

Balance Sheets

(in thousands)

	As of
	May 31,	May 31,
	2014	2013
Cash	$1,209	$1,188
Restricted cash	−	100
Accounts receivable	666	895
Receivable due from sale of CADRA product line	547	−
Other current assets	343	299
Total current assets	2,765	2,482

Property and equipment, net	95	61
Goodwill	948	4,249
Other non-current assets	916	922
Total assets	4,724	7,714

Accounts payable	$483	$137
Accrued expenses	503	602
Deferred maintenance revenue	1,462	2,088
Current portion of long term debt	973	−
Other current liabilities	123	102
Total current liabilities	3,544	2,929

Other non-current liabilities	47	98
Long term debt	−	2,700
Total liabilities	3,591	5,727

Redeemable common stock	275	275

Stockholders' equity	858	1,712
Total liabilities, redeemable common stock and stockholders' equity	$4,724	$7,714

About SofTech

SofTech, Inc. (OTCQB: SOFT) is a proven provider of product lifecycle management (PLM) solutions, including its ProductCenter® PLM solution.

SofTech’s solutions accelerate productivity and profitability by fostering innovation, extended enterprise collaboration, product quality improvements, and compressed time-to-market cycles. SofTech excels in its sensible approach to delivering enterprise PLM solutions, with comprehensive out-of-the-box capabilities, to meet the needs of manufacturers of all sizes quickly and cost-effectively.

Over 100,000 users benefit from SofTech software solutions, including General Electric Company, Goodrich, Honeywell, AgustaWestland, Sikorsky Aircraft and the U.S. Army. Headquartered in Lowell, Massachusetts, SofTech (www.softech.com) has locations and distribution partners in North America, Europe, and Asia.

SofTech and ProductCenter are registered trademarks of SofTech, Inc. All other products or company references are the property of their respective holders.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our outlook for fiscal year 2015 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) generate sufficient cash flow from our operations or other sources to fund our working capital needs and growth initiatives; (2) maintain good relationships with our lenders; (3) comply with the covenant requirements of the loan agreement; (4) successfully introduce and attain market acceptance of any new products and/or enhancements of existing products; (5) attract and retain qualified personnel; (6) prevent obsolescence of our technologies; (7) maintain agreements with our critical software vendors; (8) secure renewals of existing software maintenance contracts, as well as contracts with new maintenance customers; and (9) secure new business, both from existing and new customers.

These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2014. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has presented EBITDA, which is defined as Net income (loss) plus interest expense, tax expense, non-cash expenses such as depreciation, amortization and the goodwill write-off related to the sale of our CADRA product line, non-cash loss (gain) and stock based compensation expense. The Company believes that the inclusion of EBITDA helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods, without the effect of non-operating expenses and non-cash expenditures. Management uses EBITDA, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. EBITDA is also the most important measure of performance in measuring compliance with the Company’s debt facility. EBITDA is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of EBITDA to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

CONTACT:

Joseph P. Mullaney

President & Chief Executive Officer

SofTech, Inc.

(978) 513-2700